Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

[***] indicates the redacted confidential portions of this exhibit.

Shareholders’ Undertaking

relating to

the Business Combination of

EnOcean GmbH, Oberhaching, Germany,

with Parabellum Acquisition Corp.

(this “Agreement”)

by and between

(1)	EnOcean GmbH, a private limited company incorporated under the laws of Germany with registered seat in Oberhaching, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 139781, with business address at Kolpingring 18a, 82041 Oberhaching, Germany,

– hereinafter referred to as the “Company” –

(2)	Parabellum Acquisition Corp., a Delaware corporation, with a business address at 3811 Turtle Creek Blvd., Suite 2125, Dallas, Texas,

– hereinafter referred to as “Parabellum” –

and

(3)	The shareholders identified in Exhibit A,

– each hereinafter referred to as “Shareholder” and together the “Shareholders” –

and

(4)	EnOcean Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) established under the laws of the Netherlands, registered with the Trade Register held by the Dutch Chamber of Commerce under number 88075885

– hereinafter referred to as “Holdco” –

The parties set forth under nos. (1) – (3) above, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”. The terms “Parties“ and “Party“ shall include Holdco with a view to the applicability (solely) of Section 2.2, Sections 4 through 7, Section 10 and Section 12.

Preamble

(A)	The Shareholders, all of whom are listed in Exhibit A, are the sole shareholders of the Company as of the date of this Agreement holding together more than 95% of the shares in the Company.

(B)	The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Parabellum, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (E) below.

(C)	The Parties are aware that prior to the execution of this Agreement, on 13 November 2022, the Company entered into a business combination agreement with Parabellum and several other entities (the “BCA”) setting forth the terms of the Business Combination. The Parties are in particular aware, and have the common understanding, of the definitions contained in the BCA as also used herein. In connection with the entry into the BCA, certain of the Shareholders entered into a Voting and Shareholder Support Agreement pursuant to which, among other things, they agreed to enter into this Agreement.

(D)	The Company is governed by the articles of association, dated as of April 1, 2015 (“Company Organizational Documents”) and has entered into that certain Shareholders Agreement 2015, dated as of April 1, 2015, with all of its current shareholders, as amended (the “Company Shareholder Agreement”). The Company Organizational Documents and the Company Shareholder Agreement provide for certain transfer restrictions. Each of the Shareholders agrees that it will (i) not exercise any of such transfer restrictions in connection with the Business Combination and (ii) provide any consent, approval or other action in order to effect the transfer of Company Shares (as defined below) as foreseen in the BCA to the extent such consent, approval or other action is required by law, the Company Shareholder Agreement, the Company Organizational Documents and/or any other constitutional or corporate documents of the Company. For the avoidance of doubt, such transfer restrictions also shall not continue to apply with regards to ordinary shares in Holdco (“Holdco Ordinary Shares”) following the consummation of the Transactions and the Holdco Ordinary Shares are not subject to any such transfer restrictions.

(E)	Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)	except as otherwise provided for in this Agreement, each of the Shareholders agrees not to sell and/or transfer to any third party any of their respective shares held in the Company (“Company Shares”), and will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) namely Holdco, which will be converted into a Dutch public limited liability company at the time and in the manner as set forth in the BCA, in exchange for Holdco Ordinary Shares (the “Exchange”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit B (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination and the Exchange);

(ii)	a newly formed and wholly owned subsidiary of Holdco, incorporated as a Delaware corporation (“Merger Sub”), will be merged with and into Parabellum, with Parabellum as the surviving company in the merger (the “Surviving Corporation”) and, after giving effect to the merger: (i) the Surviving Corporation will be a wholly owned subsidiary of Holdco, and (ii) each issued and outstanding share of Parabellum will be automatically cancelled and extinguished and each holder thereof will be entitled to a claim for a corresponding share of common stock of the Surviving Corporation that is held in the accounts of the Exchange Agent, solely for the benefit of the Parabellum Stockholders as immediately prior to the Merger Effective Time; and, immediately thereafter, (iii) each of the resulting shares of the Surviving Corporation will be exchanged by the Exchange Agent on behalf of the Parabellum Stockholders (other than holders of Excluded Shares) for one Holdco Ordinary Share (the Exchange and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iii)	after giving effect to the Business Combination, the warrants in Parabellum held by the holders thereof will be converted into a warrant that is exercisable for an equivalent number of Holdco Ordinary Shares (subject to the terms and conditions of such agreement, as amended); and

(iv)	on or about the Closing Date, the Holdco Ordinary Shares will be listed on the NYSE or Nasdaq stock exchange. The (pre-closing) equity valuation of the Company, on the basis of which the Transaction is to be consummated, is USD 120,000,000 (the “Company Equity Value”), which excludes additional Holdco Ordinary Shares to be issued upon the satisfaction of certain earnout terms and conditions, which would equal up to fifteen percent (15%) of the total number of outstanding Holdco Ordinary Shares after the consummation of the Transactions.

(F)	It is in the Shareholders’ interest that the Transactions, including for the avoidance of doubt the Exchange, is implemented substantially as described above and in the BCA.

(G)	In order to facilitate the implementation of the Transaction, each of the Shareholders has duly executed and delivered or will duly execute and deliver powers of attorney to each of the lawyers, civil-law notaries and notarial employees (advocaten, (kandidaat-) notarissen en notariële medewerkers) of Dentons Europe LLP in Amsterdam, the Netherlands, and Frankfurt and München, Germany (the “Dutch POA and the German POA”), permitting the respective authorized person (aa) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transactions (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed each such term as defined in the BCA), (bb) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the Transaction Documents (as such term is defined in the BCA) to the extent applicable to such Shareholder, (cc) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Exchange and the other Transactions (including execution of Transaction Documents) and (dd) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of waiving any restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties hereby enter into this Agreement and agree as follows:

1.	[Remains empty.]

2.	Undertakings of the Shareholders.

2.1.	Each Shareholder hereby irrevocably and unconditionally undertakes and agrees, vis-à-vis Holdco and Parabellum, and in each case to the extent legally possible and permissible:

2.1.1.	to fully support the Transactions and to implement the Transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which the Shareholders support or participation is required or appropriate, and in particular, without limitation, to:

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings (in person or through a representative) and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)	participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, each Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to Holdco within the Exchange (the “Shareholder Resolutions”);

(e)	to cause and instruct the members of the advisory board of the Company (Gesellschafterausschuss) to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in particular, without limitation, the approval of the transfer of Company Shares to Holdco within the Exchange; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company.

2.1.2.	to refrain from taking any actions which could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, (i) except for the Exchange or as otherwise provided for herein, not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shares or other Equity Interests of the Company held by such Shareholder, whether acquired prior to, on or after the date hereof, (ii) not to withdraw (or request withdrawal) from this Agreement, and (iii) not to enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that (a) is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement;

2.1.3.	to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch POA and the German POA and to have the Dutch POA and the German POA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch POA and the German POA in accordance with the instructions listed underneath the signature block to the Dutch POA and the German POA; and

2.1.4.	to, in particular, (i) contribute his, her or its Company Shares to Holdco in exchange for Holdco Ordinary Shares substantially in accordance with the Cap Table and as contemplated in the BCA and (ii) duly execute the German Share Transfer Deed.

2.2.	Each Shareholder hereby transfers to Holdco (who accepts such transfer) any and all Company Shares the respective Shareholder holds now or at the time of Closing subject to the sole condition precedent (aufschiebend bedingt) that the Dutch Deed of Issue (as referred to in Section 2.01(a) of the BCA) has been notarized. The Parties hereby irrevocably instruct the acting notary public to file an updated list of shareholders upon confirmation (email sufficient) that the condition precedent has occurred, substantially in the form attached hereto as Exhibit C, to be signed by the current CEO (Mr. Raoul Wijgergangs) or any future managing director of the Company. The acting notary public shall be under no obligation to verify the content of the confirmation.

2.3.	Without prejudice to the Exchange (being qualified as a capital increase of the share capital of Holdco against contribution in kind), the undertakings and agreements of a Shareholder set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Shareholder.

2.4.	Notwithstanding Section 2.1.2 above, a Shareholder may prior to the Exchange, Transfer its Company Shares to a party that is or becomes a party to this Agreement and bound by the terms and obligations hereof provided that the Company shall not permit the transfer of any Company Shares held by a Shareholder on its books, and such transfer shall not become effective, unless and until the person to whom such Company Shares are to be transferred shall have executed this Agreement or a joinder in form and substance reasonably acceptable to the Company, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Shareholder at inception of this Agreement,

3.	Waiver of Rights. Each Shareholder hereby agrees to waive the application of any and all rights of first refusal, right of first offer, co-sale rights, or other protective provisions granted, and any notice provisions that may be applicable to the transfer of any Shares, under the Company Organizational Documents and the Company Shareholder Agreement unless such right (such as a drag-right under the Company Shareholder Agreement) only serves to facilitate the Exchange.

4.	Costs and Expenses. Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording and execution of this Agreement and its exhibits, (including the aforementioned Dutch POA and the German POA and the notarization thereof), shall be borne by the Company.

5.	No Assignment of Rights and Obligations. No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

6.	Terms of this Agreement; Termination of Prior Agreements.

6.1.	This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Outside Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA, and any other right to leave or terminate this Agreement for any other reason shall be excluded to the extent legally possible.

6.2.	The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to (i) Section 2.2 in case of Section 6.1(iii) and (ii) any claims against a Shareholder that is in breach of this Agreement in any respect as of the time of the effectiveness of such termination and, for the avoidance of doubt, the Company or Holdco, as applicable, and Parabellum shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Parabellum have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7.	Confidentiality. Neither the Shareholders, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Parabellum (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Parabellum prior to announcement or issuance.

8.	Termination of Certain Agreements. The Company and each of the Shareholders hereby acknowledge and agree that the Company Shareholder Agreement shall, contingent upon the approval of the requisite parties and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each of the Shareholders hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the BCA.

9.	Standstill. From the date of this Agreement until the termination of this Agreement in accordance with Section 6, none of the Shareholders shall engage in any transaction involving the securities of Parabellum without Parabellum’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

10.	Disclosure. Each Shareholder hereby authorizes the Company, Holdco and Parabellum to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by Parabellum, Holdco or the Company to any Governmental Authority or to securityholders of Parabellum, such Shareholder’s identity and ownership of the Company Shares, a copy of this Agreement, and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder will promptly provide any information reasonably requested by Parabellum, Holdco or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC).

11.	Representations and Warranties; Liability.

11.1.	Each Shareholder hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à-vis Holdco and Parabellum by way of an independent warranty that (i) upon execution of this Agreement on the date of its notarization by such Shareholder, and (ii) immediately prior to the consummation of the Exchange, the following statements are true and accurate, in each case however solely with respect to the respective Shareholder (and for the avoidance of doubt, not for any of the other Shareholders) and the Company Shares held by him, her or it:

11.1.1.	Ownership. Such Shareholder has (i) sole and exclusive legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to his, her or its name on the Cap Table (as supplemented). Each of its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA or the other Transaction Documents and save for (as the case may be) the Company Shareholder Agreement and the Pool Agreement dated May 6, 2008 (as amended from time to time) (the “Pool Agreement”), (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to transfer or cause to be transferred to any person other than Holdco any of his, her or its Company Shares, (b) no person other than Holdco has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Company Shares, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Shares, (e) such Shareholder’s Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company Organizational Documents (including the articles of association of the Company), the Company Shareholder Agreement and the Pool Agreement (as the case may be) or this Agreement, and (f) such Shareholder’s Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table such Shareholder does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

11.1.2.	Authority; Enforceability. Such Shareholder has (subject to the waiver by the respective Shareholder and all other Shareholders of all transfer restrictions contained in the Company Shareholder Agreement and the Company Organizational Documents) full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against the Shareholder in accordance with its terms.

11.1.3.	No Violation. The execution, delivery and performance of this Agreement by such Shareholder will not (a) violate any provision of any law applicable to such Shareholder or any of his, her or its Company Shares; (b) violate any order, judgment or decree applicable to such Shareholder or any of its Company Shares; (c) result in the creation of any lien or encumbrance upon any of its Company Shares; or (d) conflict with, or result in a breach or default under, any agreement or instrument to which a Shareholder is a party or by which or any of its Company Shares are bound (subject to the waiver by the respective Shareholder and all other Shareholders of all transfer restrictions contained in the Company Shareholder Agreement and the Company Organizational Documents); except where, in each of the cases (a) through (d), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

11.1.4.	No Spousal Consent. Such Shareholder does not, under applicable law, require the consent of his or her spouse to any of the contemplated Transactions.

11.1.5.	Consents and Approvals. The execution and delivery by such Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

11.1.6.	Litigation. There is no proceeding pending or threatened against such Shareholder or his, her or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Shares or (ii) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

11.1.7.	No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Shareholder have been filed, nor have any such proceedings been commenced. To such Shareholder’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

11.2.	Any and all obligations of a Shareholder under this Agreement shall be undertaken by such Shareholder solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the respective Company Shares held by such Shareholder.

11.3.	Each Shareholder’s liability for any and all claims of Holdco and Parabellum under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of the Company immediately prior to the Exchange) in the Company Equity Value.

11.4.	The claims of Holdco and Parabellum under or in connection with this Section 11 shall become time-barred two (2) years after the date of notarization of this Agreement.

12.	Miscellaneous.

12.1.	This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transaction (in particular: the Transaction Documents).

12.2.	Any notice or other declaration to be given to any Shareholder (i) in his, her or its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit D. Each Shareholder shall be obliged to inform the Company in writing of any change of his, her or its respective correspondence address and/or e-mail address, as the case may be, without undue delay.

12.3.	All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

12.4.	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

12.5.	Amendments, additions or modifications to this Agreement, including this Section 12.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Parabellum.

12.6.	If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 12.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

12.7.	It is the Parties joint understanding that this Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law.

12.8.	English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

12.9.	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Oberhaching.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

PARABELLUM:

PARABELLUM ACQUISITION CORP.

By:	/s/ Narbeh Derhacobian
Name:	Narbeh Derhacobian
Title:	Chief Executive Officer and President

COMPANY:

enocean gmbh

By:	/s/ Raoul Wijgergangs
Name:	Raoul Wijgergangs
Title:	Chief Executive Officer

HOLDCO:

ENOCEAN B.V.

By:	/s/ Raoul Wijgergangs
Name:	Raoul Wijgergangs
Title:	Managing Director

SHAREHOLDERS:

By:	[***]

[Signature Page to Shareholders’ Undertaking]

Exhibit A

List of Shareholders

(holding more than 95% of the shares in the Company)

[***]

[Exhibit A to Shareholders’ Undertaking]

Exhibit B

Cap Table

[Exhibit B to Shareholders’ Undertaking]

Exhibit C

Draft Confirmation to Notary

Cap Table

Email, fax or letter from a managing director of EnOcean GmbH stating:

“I hereby confirm, with a view to the condition precedent set forth in Section 2.2 of the Shareholder Undertaking notarized on 20 December 2022 (notarial deed No. [***]/2022 of notary public Dr. Silke Gantzckow with office seat in Frankfurt am Main, Germany), that the Dutch Deed of lssue (as referred to in Section 2.2 of the Shareholder Undertaking) has been notarized today.”

[Exhibit C to Shareholders’ Undertaking]

Exhibit D

Notices

[***]

[Exhibit D to Shareholders’ Undertaking]